Exhibit 10.1

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”), dated as of October 15, 2011, is entered into by and among Trailer Bridge, Inc. (“Borrower”), the financial institutions from time to time party to the Loan Agreement (as defined below) as lenders (collectively, the “Lenders”) and Wells Fargo Bank, N.A., in its capacity as agent (in such capacity, “Agent”) for itself the Lenders.

W I T N E S S E T H:

WHEREAS, Agent, Lenders and Borrower have entered into financing arrangements pursuant to which Agent and Lenders have made and may hereafter make loans and other financial accommodations to Borrower as set forth in (1) the Loan and Security Agreement, dated April 23, 2004, by and among Agent, Lenders and Borrower (as the same now exists and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and (2) all other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, certain Specified Defaults (as defined below) have occurred and are continuing under the Financing Agreements; and

WHEREAS, Borrower has requested that Agent and Lenders forbear from exercising their rights and remedies under the Financing Agreements due to the occurrence of the Specified Defaults and make certain other amendments to the Financing Agreements.

NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the parties hereto agree, covenant and warrant as follows:

SECTION 1. DEFINITIONS.

1.1 Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Financing Agreements shall be deemed and are hereby amended to include, in addition to and not in limitation of all other definitions, each of the following definitions:

(a) “Forbearance Agreement” shall mean the Forbearance Agreement, dated as of October 15, 2011, by and among Borrower, Agent and Lenders, as the same now exists or may hereafter be amended, modified, extended, renewed restated or replaced.

(b) “Forbearance Termination Date” shall mean the earlier to occur of (i) October 31, 2011, (ii) the date of the occurrence of any Event of Default other than the Specified Defaults, (ii) the date of the occurrence of any Event of Default (as defined in the Term B Loan Agreement), including as a result of any failure of Borrower to comply with the Term Loan Forbearance Agreement.

(c) “Forecast” shall mean the initial thirteen (13) week cash flow forecast, in form and substance satisfactory to Agent and delivered to Agent in accordance with Section 4.2 of the Forbearance Agreement, together with any subsequent or amended forecasts delivered to Agent, and acceptable to Agent, in accordance with the terms and conditions of the Forbearance Agreement.

(d) “Specified Defaults” shall mean, collectively, (i) the Event of Default arising under Section 10.1(p) of the Loan Agreement due to the failure of Borrower to consummate, by October 15, 2011, a refinancing of the Indebtedness evidenced by the Senior Secured Notes, (ii) the Event of Default arising under Section 10.1(a)(iii) of the Loan Agreement due to the failure of Borrower to comply with Section 9.17 of the Loan Agreement with respect to the four consecutive fiscal quarter period ended September 30, 2011, and (iii) the Event of Default arising under Section 10.1(a)(iii) of the Loan Agreement due to the failure of Borrower to comply with Section 9.18 of the Loan Agreement with respect to the fiscal year ending December 31, 2011.

(e) “Term Loan Forbearance Agreement” shall mean a forbearance agreement, in form and substance satisfactory to Agent and Lenders, duly executed by Borrower with respect to certain defaults arising under the Term B Loan Financing Documents.

1.2 Amendment to Definition of Collateral. All references to the term “Collateral” in the Loan Agreement or the other Financing Agreements shall be deemed to include, and each such reference is hereby amended to include, in addition to and without limitation of all other Collateral, the Forbearance Collateral (as defined in the Forbearance Agreement).

1.3 Accrued Accounts. Notwithstanding anything to the contrary contained in the Loan Agreement, the other Financing Agreements or otherwise, (i) in no event shall Accrued Accounts constitute or be deemed Eligible Accounts, (ii) the definition of Eligible Accounts shall not include any Accrued Accounts and (iii) no Accrued Account shall be included in the calculation of the Borrowing Base.

1.4 Amendment to Definition of Borrowing Base. The definition of “Borrowing Base” in Section 1.9 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Borrowing Base” shall mean, at any time, the amount equal to:

(a) the lesser of:

(i) the amount equal to eighty-five (85%) percent of the Eligible Accounts; or

(ii) the Revolving Loan Limit;

minus

(b) Reserves.

1.5 Interpretation. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

SECTION 2. ACKNOWLEDGMENTS.

2.1 Acknowledgment of Obligations. Borrower hereby acknowledges confirms and agrees that (a) as of the close of business on October 15, 2011 the aggregate outstanding principal amount of the Obligations is $6,165,140.32, (b) such amount, together with all interest accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by Borrower to Agent and Lenders under the Financing Agreements, is unconditionally owing by the Borrower to Agent and Lenders without offset, defense or counterclaim of any kind, nature or description whatsoever and (c) its obligation and liability for the payment and performance of the Obligations pursuant to the Financing Agreements is unconditionally owing to Agent and Lenders without offset, defense or counterclaim of any kind, nature or description whatsoever.

2.2 Acknowledgment of Security Interests. Borrower hereby acknowledges, confirms and agrees that Agent, for the benefit of itself and Lenders, has and shall continue to have valid, enforceable and perfected liens upon and security interests in the Collateral and all other assets and properties of Borrower upon or in which Agent, for the benefit of Lenders, has been granted or holds a lien or security interest.

2.3 Binding Effect of Documents. Borrower hereby acknowledges, confirms and agrees that: (a) each Financing Agreement has been duly executed and delivered by Borrower to Agent and Lenders and is in full force and effect as of the date hereof, (b) the agreements and obligations of Borrower in the Financing Agreements constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with the terms thereof, and Borrower has no valid defense to the enforcement of such obligations, and (c) Agent and the Lenders are and shall be entitled to the rights, remedies and benefits provided for in the Financing Agreements.

SECTION 3. FORBEARANCE AS TO CERTAIN EVENTS OF DEFAULT.

3.1 Acknowledgment of Specified Defaults. Borrower acknowledges, confirms and agrees that (a) each of the Specified Defaults has occurred and is continuing, (b) each of the Specified Defaults constitutes an Event of Default under the Financing Agreements and (c) in the absence of this Agreement, the occurrence of the Specified Defaults entitles Agent and Lenders to exercise their rights and remedies under the Financing Agreements, applicable law and otherwise, including, without limitation, their right to declare all Obligations to be immediately due and payable.

3.2 Forbearance.

(a) In reliance upon the representations, warranties and covenants of Borrower contained in this Agreement, and subject to the terms and conditions of this Agreement, Agent and Lenders agree to forbear, until the Forbearance Termination Date, from exercising their rights and remedies under the Financing Agreements or applicable law due to the occurrence of the Specified Defaults.

(b) Borrower agrees that all of the Obligations shall, if not sooner paid in accordance with the Financing Agreements, be absolutely and unconditionally due and payable in full in cash by the Borrower to Agent and Lenders on the Forbearance Termination Date.

(c) Upon the Forbearance Termination Date, the agreement of Agent and Lenders to forbear with respect to the Specified Defaults shall automatically and without further action terminate and be of no force and effect, it being understood and agreed that the effect of such termination will be to permit Agent and Lenders to immediately exercise, without any further notice or forbearance of any kind, all of their rights and remedies under the Financing Agreements, applicable law or otherwise with respect to the Specified Defaults or any other Event of Default which shall exist or shall have occurred and be continuing at such time.

(d) No termination of the Financing Agreements shall relieve or discharge Borrower of its duties, covenants and obligations under the Financing Agreements until all Obligations have been indefeasibly paid and satisfied in full in immediately available funds on terms and conditions acceptable to Agent. Borrower hereby expressly waives any right to receive notification under Section 9-611 of the UCC or otherwise of any disposition of any Collateral by Agent, any Lender or their designees, and waives any rights under Sections 9-620(e) and 9-623 of the UCC.

3.3 No Waiver; Reservation of Rights.

(a) Agent and Lenders have not waived, are not by this Agreement waiving and have no intention of waiving any of the Specified Defaults or any other Event of Default that has occurred as of the date hereof, that may be continuing as of the date hereof or that may occur after the date hereof, whether the same or similar to any of the Specified Defaults. Except with respect to the Specified Defaults as and to the extent expressly set forth in Section 3.2 above, Agent and Lenders have not agreed to forbear from exercising any of their rights or remedies concerning any default or Event of Default that may have occurred as of the date hereof, that may be continuing as of the date hereof or that may occur after the date hereof.

(b) Subject to Section 3.2 above, Agent and Lenders reserve the right to exercise any or all of their rights and remedies under the Financing Agreements or otherwise as a result of any Event of Default that may be continuing on the date hereof or that may occur after the date hereof. Agent and Lenders have not waived any of such rights or remedies and nothing in this Agreement, or any delay on their part in exercising any such rights or remedies, should be construed as a waiver of any such rights or remedies.

SECTION 4. AMENDMENTS AND ADDITIONAL COVENANTS.

4.1 Security Interest. To secure payment and performance of all Obligations, Borrower hereby grants to Agent, for itself and the benefit of Lenders, and also confirms and reaffirms and without limiting the prior grant to Agent and Lenders of, a continuing security interest in, a lien upon, and a right of set off against, all personal property and interests in personal property of Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Forbearance Collateral”):

(a) all Accounts;

(b) all general intangibles, including, without limitation, all Intellectual Property;

(c) all goods, including, without limitation, Inventory and Equipment;

(d) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(e) all instruments, including, without limitation, all promissory notes;

(f) all documents;

(g) all deposit accounts;

(h) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(i) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(j) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of Borrower now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(k) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(l) to the extent not otherwise described above, all Receivables;

(m) all Records; and

(n) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

4.2 Forecast.

(a) On or before the close of business on October 24, 2011, Borrower shall have prepared and delivered to Agent and Lenders the initial thirteen (13) week Forecast which sets forth, among other information, (A) projected aggregate weekly cash disbursements of Borrower, (B) projected aggregate weekly cash receipts of Borrower and (C) the projected aggregate weekly outstanding principal balance of the Obligations.

(b) Not later than 10:00 a.m. (Eastern time) on the Tuesday following the end of each week set forth in the Forecast, Borrower shall deliver to Agent, in form and substance acceptable to Agent, (i) a subsequent thirteen (13) week Forecast, which subsequent Forecast(s) shall roll forward by one week the immediately preceding Forecast and (ii) a report that sets forth for the immediately preceding week a comparison of Borrower’s actual cash disbursements and receipts for such week to Borrower’s projected cash disbursements and receipts for such week as set forth in the Forecast.

(c) Borrower hereby confirms, acknowledges and agrees that any failure of Borrower to comply with Sections 4.1(a) or (b) above shall constitute an additional Event of Default under the Financing Agreements.

4.3 Consultant. Not later than October 21, 2011, Borrower shall retain, on terms and conditions acceptable to Agent and at the sole cost and expense of Borrower, a business consultant acceptable to Agent (the “Consultant”) to, among other things, advise Borrower in connection with the operation of its business. Borrower hereby (a) agrees to deliver to Agent, or cause to be delivered to Agent, copies of all budgets, records, projections, financial information, reports and other information prepared, produced and/or delivered by or to the Consultant with respect to the Collateral or the financial condition, business or operations of Borrower and (b) irrevocably authorizes the Consultant to deliver to Agent such information as Agent may request concerning Borrower, the Collateral or the financial condition, business or operations of Borrower.

4.4 DIP Budget. Not later than October 28, 2011, Borrower shall prepare and deliver to Agent a thirteen (13) week budget, approved by the Consultant, setting forth projected cash disbursements and cash receipts of Borrower in the event that Borrower elects to file a Chapter 11 bankruptcy case; provided, that, neither the delivery of any such budget nor anything contained herein or otherwise shall be deemed a consent by Agent and Lenders to the filing of any such bankruptcy case or a waiver by Agent and Lenders of any rights or remedies resulting therefrom or with respect thereto.

4.5 Additional Deliveries. Borrower shall deliver or cause to be delivered to Agent copies of all commitment letters, term sheets, proposals, letters of intent and similar documents concerning any proposed or contemplated financing, including any Debtor-in-Possession financing, of Borrower.

SECTION 5. ADDITIONAL EVENTS OF DEFAULT.

Borrower acknowledges, confirms and agrees that any failure of Borrower to comply with the covenants, conditions and agreements contained in this Agreement shall constitute an Event of Default under this Agreement and the other Financing Agreements and shall not be subject to any cure or grace period.

SECTION 6. FORBEARANCE FEE.

In addition to all other fees, charges, interest and expenses payable by Borrower to Agent and Lenders under the Financing Agreements, as an inducement for Agent and Lenders to enter into this Agreement and in consideration of the covenants and agreements of Agent and Lenders contained herein, Borrower shall pay to Agent, for the benefit of Lenders, a forbearance and amendment fee in the amount of $15,000, which fee shall be fully earned as of and payable on the date of this Agreement and may be charged to any loan account of Borrower.

SECTION 7. REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to the continuing covenants and agreements at any time made by the Borrower to Agent and Lenders pursuant to the Financing Agreements, Borrower represents, warrants and covenants with and to Agent and Lenders as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof):

7.1 Authorization, Execution and Delivery. This Agreement has been duly authorized, executed and delivered by all necessary action on the part of Borrower, and the agreements and obligations of Borrower contained herein constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms.

7.2 Accuracy of Existing Representations and Warranties. All of the material representations and warranties set forth in the Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

7.3 No Default. As of the date of this Agreement and after giving effect hereto, no default or Event of Default exists or has occurred and is continuing other than the Specified Defaults.

SECTION 8. RELEASE AND COVENANT NOT TO SUE.

8.1 Release.

(a) In consideration of the agreements of Agent and Lenders contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself and its successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Agent, Lenders, their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Agent, Lenders and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower or its successors, assigns or other legal representatives, may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, in connection with the Financing Agreements, as amended and supplemented through the date hereof.

(b) Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.

8.2 Covenant Not to Sue. Borrower, on behalf of itself and its successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably covenants and agrees with each Releasee that Borrower will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged pursuant to Section 8 above. If Borrower violates the foregoing covenant, Borrower agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

SECTION 9. CONDITIONS TO EFFECTIVENESS

The effectiveness of the forbearance made pursuant to this Agreement shall be subject to the receipt by Agent of an original (or electronic copy) of (a) this Agreement, duly authorized, executed and delivered by Borrower and (b) the Term Loan Forbearance Agreement, in form and substance satisfactory to Agent, duly authorized, executed and delivered by Borrower.

SECTION 10. Provisions of General Application

10.1 Effect of this Agreement. Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Agreement and the other Financing Agreements, the terms of this Agreement shall control.

10.2 Binding Agreement; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of Agent, Lenders, Borrower and their respective successors and assigns. This Agreement is solely for the benefit of Agent, Lenders, Borrower and their respective successors and assigns, and no other person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

10.3 Costs and Expenses. In addition to all other fees and expenses payable by the Borrower to Agent and Lenders under the Financing Agreements, Borrower shall reimburse Agent and the Lenders for all costs and expenses, including legal fees and expenses, incurred by Agent and the Lenders in the structuring, negotiation, arrangement or preparation of this Agreement and the agreements, documents and/or instruments to be executed in connection herewith or contemplated hereby.

10.4 Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Agreement.

10.5 Governing Law. The validity, interpretation and enforcement of this Agreement whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Florida but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Florida.

10.6 Waiver of Jury Trial. Borrower hereby irrevocably waives any right to trial by jury of any claim, demand, action or cause of action arising under this agreement or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this agreement or the transactions contemplated hereby, in each instance whether now existing or hereafter arising and whether in contract, tort, equity or otherwise.

10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other method of electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers as of the day and year first above written.

AGENT	BORROWER

WELLS FARGO BANK, N.A.	TRAILER BRIDGE, INC.

By:	By:
Name:	Name:
Title:	Title:

LENDERS

WELLS FARGO BANK, N.A.

By:
Name:
Title:

Signature Page to Forbearance Agreement